UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.   )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

SURGE COMPONENTS, INC.

(Name of Registrant as Specified In Its Charter)

Bradley P. Rexroad
Michael D. Tofias

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Concerned Stockholders of Surge Components Announce Filing of Preliminary Proxy Statement

Disappointed with Management and Board’s Poor Corporate Governance and Failure to Enhance Stockholder Value

Have Attempted to Engage Constructively with Management for Years to No Avail

Intend to Solicit Proxies at Upcoming Annual Meeting in Favor of Two Highly Qualified Director Candidates

September 28, 2016 06:05 PM Eastern Daylight Time

DEER PARK, N.Y.—(BUSINESS WIRE)—A group of long-term investors in Surge Components, Inc. (OTCPK:SPRS) (“Surge” or the “Company”) who collectively own approximately 22% of Surge’s shares outstanding, announced that they have combined to form “Concerned Stockholders of Surge Components, Inc.” (“CSSC” or “we”). They announced, further, that they have filed a preliminary proxy statement seeking, among other things, election of both members of CSSC to the Company’s Board of Directors at the upcoming Annual Meeting of Stockholder’s, which is expected to be held in November. CSSC will also solicit proxies in favor of, among other things, stockholder proposals aimed at moving the Company’s state of incorporation to Delaware from Nevada and eliminating the outdated and value-destroying classification of the Board of Directors.

CSSC consists of Michael D. Tofias and Bradley P. Rexroad, who have been stockholders in the Company for more than twelve years and three years, respectively. CSSC believes the Company’s corporate governance to be exceedingly poor and encourages management to pursue a sale to a strategic acquirer, given its persistent undervaluation and history of poor stockholder returns. Several years of attempting to improve the Company by working constructively with management have proven fruitless thus CSSC was compelled to act to protect stockholder value.

“The track record of present Surge management speaks for itself,” commented Mr. Tofias. “Over the last five years up to the point when we publicly announced the formation of our group, the S&P 500 Index has returned 105% and the Russell 2000 Index has returned 92%, but the value of Surge stock has declined by 17%. This all happened under current management and shows why change is desperately needed.

Mr. Tofias continued, “We took this action only after trying, over a period of years, to work constructively with management to improve the Company for the benefit of all stockholders. We found management to be reluctant to make change during this time. We no longer can stand by and watch as this management team continues to destroy stockholder value. Filing our proxy statement gets all stockholders one step closer to significant change on the Board of Directors. We are excited to give stockholders a choice at the upcoming annual meeting. Brad and I are committed to doing the right things for stockholders.”

Stockholders of Surge are encouraged to contact CSSC via email at concernedsurgestockholders@gmail.com or via phone at +1-507-86SURGE (507-867-8743). CSSC has established a website www.concernedsurgestockholders.com that has contact information and potentially other communications to stockholders of the Company.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Bradley P. Rexroad and Michael D. Tofias (the “Concerned Stockholders”) are participants in the solicitation of proxies from stockholders of Surge Components, Inc. (“Company”) in connection with Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). On September 27, 2016, the Concerned Stockholders filed a preliminary proxy statement in connection with the Annual Meeting. Prior to the Annual Meeting, the concerned Stockholders intend to furnish a definitive proxy statement to the Company’s stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Mr. Rexroad is the beneficial owner of approximately 6.8% of Company’s common stock. Mr. Tofias is the beneficial owner of approximately 15.6% of Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement.

Stockholders may obtain, free of charge, the preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Concerned Stockholders with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Concerned Stockholders’ definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Concerned Stockholders with the SEC in connection with the Annual Meeting will also be available, free of charge, by contacting the Concerned Stockholders at conceredsurgestockholders@gmail.com or by telephone at 1-507-86SURGE (507-867-8743).

Contacts

For Concerned Stockholders of Surge Components, Inc.

Bradley Rexroad, +1-507-86SURGE (507-867-8743)

concernedsurgestockholders@gmail.com